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As filed with the Securities and Exchange Commission on July 8, 2003

Registration No. 333-

Securities and Exchange Commission
Washington, D.C. 20549

FORM S-3
Registration Statement
Under
The Securities Act of 1933

HEALTHTRONICS SURGICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	58-2210668 (I.R.S. Employer Identification Number)

1841 West Oak Parkway, Suite A
Marietta, GA 30062
(770) 419-0691
(address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ARGIL J. WHEELOCK, M.D.
Chairman of the Board and Chief Executive Officer
1841 West Oak Parkway, Suite A
Marietta, Georgia 30062
(770) 419-0691
(name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

FRANK M. WILLIAMS, ESQ. Miller & Martin, LLP Suite 1000, 832 Georgia Avenue Chattanooga, Tennessee 37402-2289 (423) 756-6600	TED S. BIDERMAN, ESQ. General Counsel 1841 West Oak Parkway, Suite A Marietta, Georgia 30062 (770) 419-0691

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, no par value	91,741	$9.93	$910,988.13	$74.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock reported on Nasdaq on July 3, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION                                                   PRELIMINARY PROSPECTUS DATED JULY 8, 2003

PROSPECTUS

91,741 Shares Common Stock

The Offering

        This prospectus relates to the offer and sale of 91,741 shares of our common stock by the selling shareholders listed on Page 10. The selling shareholders may offer their respective shares of common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of the selling shareholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "HTRN". On July 7, 2003, the last reported sale price in the Nasdaq National Market was $11.03 per share.

        Investing in our common stock involves a high degree of risk. Before buying our shares, you should read the discussion of material risks of investing in our common stock in "Risk Factors" which begins on Page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 8, 2003.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
THE OFFERING	3
RISK FACTORS	4
SELLING SHAREHOLDERS	9
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	11
EXPERTS	11
WHERE YOU CAN FIND MORE INFORMATION	11

Special Note Regarding Forward-Looking Statements

        This prospectus includes forward-looking statements. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial positions, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "predict," "potential" or the negative thereof, and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to a number of factors, including, among other things:

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  failure to successfully commercialize our products and technologies;

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  market acceptance of our products and technologies;

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  government regulations that may affect our business;

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  relationships with physicians and hospitals;

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  uncertainty relating to third-party reimbursement for our products or services;

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  general economic and business conditions, both nationally and in our markets;

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  our expectations and estimates concerning future financial performance and financing plans;

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  competition and technological change; and

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  relationships with our sole supplier and any future suppliers.

        Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk Factors" beginning on Page 4 of this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date of this prospectus, and except as required by law, we undertake no obligation to update any forward looking statement.

PROSPECTUS SUMMARY

        This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

        HealthTronics Surgical Services, Inc. (may be referred to as, "HealthTronics", the "Company", "we", "us" or "our") is a leading provider of non-invasive surgical treatments for the urology and orthopaedic markets. Our urology business is two-fold. The major component is lithotripsy, a process in which a device called a lithotripter transmits high energy shock waves through the body to a kidney stone. These shock waves cause the stone to break into small pieces which can then be passed from the body through the normal flow of urine. Also in the urology sector, we provide treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, we use a technology called trans-urethral microwave therapy and other technologies and, on the cancer side, we use a procedure called cryosurgery of the prostate. In orthopaedics, we provide non-invasive surgical solutions for chronic orthopaedic conditions such as heel pain and tennis elbow. We provide these services with our device called the OssaTron®, which is an adaptation of the lithotripsy technology. The OssaTron is approved by the FDA for these two indications and has been demonstrated to be effective through several clinical studies.

        We were formed in December 1995 and began offering lithotripsy services in late 1996. In October 2000, we received FDA approval to market the OssaTron orthopaedic extracorporeal shock wave device for the treatment of chronic plantar fasciitis, a sometimes debilitating condition characterized by chronic heel pain. On March 14, 2003, we also received FDA approval for the treatment of lateral epicondylitis, or tennis elbow, with the OssaTron extracorporeal shock wave device. Other possible applications are under review.

        Much of our business is done through partnerships with urologists, orthopaedic surgeons and podiatrists. Underlying our technology is an extensive network of clinical technicians who assist doctors with the treatment and electronic technicians who maintain the medical devices in good working order. Our services are provided principally through limited partnerships or other entities that we manage. Many of these partnerships were formed by us, and we maintain an equity interest ranging from approximately 3% to 100% of the partnership. We generally retain the sole general partnership interest in the partnerships and manage their daily operations. We also provide equipment maintenance services to the partnerships and supply them with various consumables used in lithotripsy and Orthotripsy® extracorporeal shock wave surgery procedures. To date we have expanded our operations by forming partnerships in new geographic markets and acquiring interests in partnerships from unaffiliated parties, and we expect to continue to do so in the future.

        The address of our principal executive office is 1841 West Oak Parkway, Suite A, Marietta, Georgia 30062. Our telephone number at that location is (770) 419-0691. Our website address is www.healthtronics.com. The information on our website is not part of this prospectus.

THE OFFERING

        With this prospectus, the selling shareholders listed on Page 10 are exercising their registration rights received in connection with our acquisition of interests in Rocky Mountain Prostate Thermotherapy, LLC ("RMPT") and Rocky Mountain Prostate Center, LLC ("RMPC"). In August 2002, we purchased a 49% interest in RMPT for approximately $2,200,000. On November 1, 2002, we purchased an additional 12% interest in RMPT for 88,496 shares of our common stock. On April 30, 2003, we acquired a 28% interest in RMPC for approximately $350,000 and 3,245 shares of our common stock. Pursuant to the terms of the purchase agreements, we are obligated to prepare, file and cause to make effective a Registration Statement covering the resale of these shares.

        The selling shareholders, or their permitted transferees, pledgees, donees or successors, may sell all or a portion of the shares from time to time on any stock exchange or automated inter-dealer quotation system on which the shares are listed, in the over-the-counter market, in privately-negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. See "Plan of Distribution" beginning on Page 10 of this prospectus.

        We will not receive any of the proceeds from the sale of these shares.

RISK FACTORS

        You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. Any of these risks could have a material adverse affect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse affect on the price of our stock. In this case, you may lose all or part of your investment.

If we are not able to establish or maintain relationships with physicians and hospitals, our ability to successfully commercialize our current or future products will be materially harmed.

        We are dependent on health care providers. If physicians and hospitals and other health care facilities determine that our services are not of sufficiently high quality or reliability, or if facilities determine that our services are not cost effective, they may not utilize our services. We provide a variety of services to the partnerships and in general manage their day-to-day affairs. Our operations could become disrupted, and financial results adversely affected, if these physician partners became dissatisfied with our services or if we became involved in disputes with our partners.

Because of extensive health care regulation, we may not be able to enter into certain transactions with health care professionals or facilities to place our products in service.

        Our operations and those of health care professionals and facilities with which we do business are subject to extensive regulation by federal and state governments. Such regulations may force us to delay, modify or avoid certain transactions that would otherwise benefit us.

        The Medicare and Medicaid Anti-Kickback Statute ("Anti-Kickback Statute") prohibits certain business practices and relationships under Medicare, Medicaid and other federal health care programs. Prohibited practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients for services covered by a federal or state health care program. We contract with physicians under a variety of financial arrangements, and physicians have ownership interests in some entities in which we too have an interest. If we are found to have failed to comply with any of these laws, we could suffer criminal and civil penalties and/or exclusion from participating in Medicare, Medicaid or other governmental health care programs and possible license revocation.

        The Federal Self-Referral Law prohibits a physician from referring a patient to an entity with which he or she (or a family member) has a financial relationship if the referral involves a "designated health service" reimbursable under the Medicare or Medicaid programs. Our partnerships and their contracts may create a financial relationship between physicians and hospitals. Regulations under the Federal Self-Referral Law do provide that a rental arrangement that otherwise satisfies a lease exception may provide for payment on a per-treatment or usage basis, even if physicians own the equipment and refer their patients for treatments using the equipment.

        In addition to these federal laws, many states have adopted similar laws. Some of these laws apply even if the payment for care does not come from the government. While there is little precedent for the interpretation or enforcement of these state laws, we cannot assure you that these laws will not be enforced against us or that our attempts to structure our financial relationships with physicians and others in light of these laws will be effective.

        Although we typically consult with local counsel before entering a market, it is possible that based on developments or differing interpretations of state law, regulatory officials could challenge our activities.

Third party payors could refuse to reimburse health care providers for use of our current or future products, which could make our revenues decline.

        Third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of medical procedures and treatments. In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. Lithotripsy treatments are reimbursed under various federal and state programs, including Medicare and Medicaid, as well as under private health care programs, primarily at fixed rates. Governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, and private programs are subject to policy changes and commercial considerations, all of which may have the effect of decreasing program payments, increasing costs or requiring us to modify the way in which we operate our business. These changes could have a material and adverse effect on us.

        Orthopaedic extracorporeal shock wave surgery is a relatively new procedure in the U.S., and reimbursement policies are still evolving. Medicare does not currently reimburse for this procedure, and reimbursement by private third party payors has been made on a case-by-case basis. We cannot assure you that third party payors will establish and maintain price levels sufficient for us to realize an appropriate return on our investment. Furthermore, physicians, hospitals and other health care providers may be reluctant to perform these procedures, and therefore may not utilize our services, if they do not receive sufficient reimbursement for the cost of the procedures. Competing orthopaedic shock wave devices that use low energy protocols and are marketed to physicians for use in office settings, or treatment use by technicians or physical therapists may also cause a material decrease in reimbursement by third party payors as a result of confusion in the market regarding high energy and low energy devices or protocols.

New federal and state legislation and regulatory initiatives relating to patient privacy could require us to expend substantial sums acquiring and implementing new information systems, which could negatively impact our financial results.

        There is recent legislation and several regulatory initiatives at the state and federal levels addressing patient privacy concerns. New federal legislation will extensively regulate the use and disclosure of individually identifiable health-related information and the security and standardization of electronically maintained or transmitted health-related information. We do not yet know the total financial or other impact of these regulations on our business. Compliance with these regulations could require us to spend substantial sums, including but not limited to purchasing new computer systems, which could negatively impact our financial results. Additionally, if we fail to comply with these privacy regulations, we could suffer civil penalties up to $25,000 per calendar year per standard (with well over fifty standards with which to comply) and criminal penalties with fines of up to $250,000 for willful and knowing violations. In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the federal privacy regulations. These laws vary by state and could impose additional penalties.

We face intense competition and rapid technological change that could result in products that are superior to the products on which our current or proposed services are based.

        Competition in our industry is intense. We compete with national, regional and local providers of lithotripsy and orthopaedic extracorporeal shock wave surgical services. This competition could lead to a decrease in our profitability. Moreover, if our customers determine that our competitors offer better quality services or are more cost effective, we could lose business to these competitors. The medical device industry is subject to rapid and significant technological change. Others may develop technologies or products that are more effective or less costly than the products on which our services are based, which could render our services obsolete or noncompetitive. Our business is also impacted by competition between lithotripsy and orthopaedic extracorporeal shock wave surgery services, on the one hand, and surgical and other established methods for treating urological and orthopaedic conditions.

We may be subject to costly and time-consuming product liability actions that would materially harm our business.

        Our business exposes us to potential product liability risks that are inherent in the medical device industry, including those which may arise from misuse or malfunction of, or design flaws in, the extracorporeal shock wave treatment devices we use. We may be held liable if patients undergoing lithotripsy, orthopaedic extracorporeal shock wave or prostate surgery using our devices are injured. Treatment with the extracorporeal shock wave device may result in a variety of complications, in particular, post-treatment pain and neurological symptoms. We cannot ensure that we will be able to avoid product liability exposure. Product liability insurance is generally expensive, if available at all. We cannot ensure that our present insurance coverage is adequate or that we can obtain adequate insurance coverage at a reasonable cost in the future.

The failure to integrate Litho Group, Inc. and its subsidiary partnerships successfully may result in our not achieving the anticipated benefits of the merger.

        We acquired Litho Group, Inc. ("LGI") in December 2001. LGI had revenues in 2001 prior to its acquisition by us of approximately $50.4 million, compared to our 2001 revenues of $43.9 million. In continuing to integrate LGI, we face challenges in consolidating functions, integrating its organizations, procedures and operations in a timely and efficient manner and retaining key personnel. These challenges will result principally because LGI:

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  maintains partnerships in geographic locations outside of our current locations;

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  conducts business through partnerships using retail reimbursement billing that increases collection risk;

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  has some partnerships that use older lithotripters that, while still functioning adequately, may need to be replaced, thereby increasing costs;

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  has different management policies and financial software which will need to be converted to our standards; and

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  has some different employment and compensation arrangements for its employees.

        As a result, the continuing integration will be complex and will continue to require additional attention from members of management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on our revenues, level of expenses and operating results. A commitment was also made to sell, and we are currently selling, additional interests in each LGI partnership, thereby diluting our ownership interest in each partnership. This ownership dilution may decrease earnings from each partnership. The term on some partnerships' purchase in the LGI transaction will also expire in the next 4 to 10 years. There is no guarantee that the partners will renew the partnership to include the Company as a partner or general/managing partner. Such exclusion would have a material adverse impact on continuing revenue and earnings.

Our success will depend partly on our ability to operate without infringing on or utilizing the proprietary rights of others.

        The medical device industry is characterized by a substantial amount of litigation over patent and other intellectual property rights. No one has claimed that any of our medical devices infringe on their intellectual property rights; however, it is possible that we may have unintentionally infringed on others' patents or other intellectual property rights. Intellectual property litigation is costly. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which would reduce our revenues and net income.

        If we fail to attract and retain key personnel and principal members of our management staff, our business, financial condition and operating results could be materially harmed.

        Our success depends greatly on our ability to attract and retain qualified management and technical personnel, as well as to retain the principal members of our existing management staff. Our Chairman and Chief Executive Officer, Dr. Argil Wheelock, is a urologist whose management ability and relationships with our physician partners are extremely important to us. The loss of services of any key personnel could adversely affect our current operations and our ability to implement our growth strategy. There is intense competition within our industry for qualified staff, and we cannot assure you that we will be able to attract and retain the necessary qualified staff to develop our business. If we fail to attract and retain key management staff, or if we lose any of our current management team, our business, financial condition and operating results could be materially harmed.

We have incurred a significant amount of indebtedness.

        We incurred debt to finance the acquisition of Litho Group, Inc. To comply with the debt covenants, we must use a significant portion of our operating cash flows to meet scheduled payment terms. At March 31, 2003, we had debt outstanding of approximately $28.9 million and shareholders' equity of $35.5 million. We may continue to borrow funds to finance acquisitions as well as for other purposes.

        Such a large amount of debt could have negative consequences for us, including without limitation:

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  restricting our ability to obtain financing in the future;

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  making a substantial portion of our cash flow dedicated to interest and principal obligations and unavailable for other purposes;

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  limiting our flexibility to successfully address changing economic, business and competitive conditions; and

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  making us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

        The failure to comply with the covenants in the agreement governing the terms of our indebtedness could be an event of default and could accelerate the payment obligations. Certain covenants also limit our ability to take certain actions without lender approval.

We utilize a single supplier to manufacture certain products we distribute.

        We currently source our lithotripsy and orthopaedic extracorporeal shock wave devices from High Medical Technologies AG ("HMT"), a privately held company that is not required to publish any financial information. If HMT experiences financial, manufacturing or development difficulties or if there are adverse developments in our relationship with HMT, we may be required to find an alternative manufacturer or to manufacture our products on our own. There are currently only two other manufacturers of FDA-approved orthopaedic extracorporeal shock wave surgery devices, and if we cannot purchase devices from these companies, we would need to obtain, either alone or with a third-party manufacturer, FDA approval before marketing and using another orthopaedic extracorporeal shock wave surgery device. We may not be able to find an alternative source to develop or manufacture our products on a timely basis or on terms acceptable to us; however, we believe we could find suitable alternatives. We do not own or operate any manufacturing facilities.

We may not be able to achieve market acceptance of extracorporeal shock wave surgery for orthopaedic indications.

        We anticipate that most of our near-term growth will come from our orthopaedic operations. However, orthopaedic extracorporeal shock wave surgery is a new medical procedure in the U.S. with no established market. There are established alternatives to treating the indications for which we intend to promote orthopaedic extracorporeal shock wave surgery. Moreover, physicians may not utilize the OssaTron device until they receive long-term clinical evidence to convince them to alter their existing treatment methods. Physicians may also resist using the OssaTron device until we have demonstrated that third party payors will reimburse them for procedures using it.

We cannot commercialize the use of the OssaTron for any additional orthopaedic indications until we have obtained regulatory approval for any such indication.

        Medical devices like the OssaTron device must be approved by the U.S. Food and Drug Administration ("FDA") prior to their marketing for commercial use. The FDA often grants approval only for a particular indication or disease, and in these cases, the device may not be marketed for use in treating other conditions unless the FDA grants additional approvals. The process of attempting to obtain regulatory approvals is unpredictable, often lengthy and requires the expenditure of substantial resources. The FDA can delay, limit or deny approval for several reasons, including:

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  danger or ineffectiveness of the product;

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  disagreements with us over interpretations of clinical data; and

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  new or revised approval policies.

        The FDA has granted approval for marketing the OssaTron device to treat plantar fasciitis. On March 14, 2003, the FDA granted us approval to market the OssaTron device for treatment of lateral epicondylitis or tennis elbow. Our orthopaedic business may not be successful and our long-term growth prospects may not be realized without FDA approval for the use of the OssaTron device in indications other than plantar fasciitis and lateral epicondylitis. Furthermore, any delay in receiving approval, failure to receive approval or failure to comply with existing or future regulatory requirements would harm our ability to conduct our business.

The market price of our common stock may experience substantial fluctuation for reasons over which we have little control.

        Our stock price has a history of volatility. Fluctuations have occurred even in the absence of significant developments pertaining to our business. Stock prices and trading volume of companies in the health care and health services industry have fallen and risen dramatically in recent years. Both company-specific and industry-wide developments may cause this volatility. During the first half of

2003, our stock price ranged from $6.60 to $9.89. Factors that could impact the market price of our common stock include the following:

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  future announcements concerning us, our competitors or the health care services market generally;

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  developments relating to our relationships with hospitals, surgery centers or physicians;

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  developments relating to our sources of supply;

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  claims made or litigations filed against us;

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  changes in, or new interpretations of, government regulations;

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  changes in operating results from quarter to quarter;

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  sales of stock by insiders;

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  news reports relating to trends in our markets;

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  acquisitions and financings in our industry; and

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  overall volatility of the stock market.

        Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in our results of operations and general economic, political and market conditions, may adversely affect the market price of our common stock.

SELLING SHAREHOLDERS

        In August 2002, we purchased a 49% interest in RMPT for approximately $2,200,000. On November 1, 2002, we purchased an additional 12% interest in RMPT for 88,496 shares of our common stock. On April 30, 2003, we acquired a 28% interest in RMPC for approximately $350,000 and 3,245 shares of our common stock. Pursuant to the terms of the purchase agreements, we are obligated to prepare, file and cause to make effective a Registration Statement covering the resale of these shares.

        The selling shareholders, or their permitted transferees, pledgees, donees or successors, may sell all or a portion of the shares from time to time on any stock exchange or automated inter-dealer quotation system on which the shares are listed, in the over-the-counter market, in privately-negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

        The following table sets forth the number of shares owned by the selling shareholders, to our knowledge, as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information. We are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares. The following table assumes that all of the shares being registered will be sold. The selling shareholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. All of the shares of common stock being registered hereunder constitute less than 1% of the Company's total shares issued and outstanding as of July 7, 2003.

	Shares Owned Before Offering		Shares Owned After Offering
Name of Shareholder		Registered Shares
	Number		Number
Patrick J. Sullivan	88,496	88,496	0
Chris Harrigen	792	792	0
Timothy Soper	479	479	0
Anthony Middleton	383	383	0
Joseph Worischeck	383	383	0
Lisa Stout	383	383	0
William Bohnert	383	383	0
Marilyn Cash	250	250	0
Taz Harmon	192	192	0
TOTAL	91,741	91,741	0

PLAN OF DISTRIBUTION

        We are registering the common stock on behalf of the above selling shareholders. The selling shareholders are offering shares of common stock that they received in connection with the above acquisition. As used in this prospectus, the term "selling shareholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling shareholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling shareholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling shareholders.

        The selling shareholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or the purchasers of such securities for whom they may act as agents.

        The common stock may be sold by the selling shareholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

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  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale,

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  in the over-the-counter market,

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market or

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  through the purchase and sale of over-the-counter options.

        In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker dealers that in turn may sell such securities.

        At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

LEGAL MATTERS

        Some legal matters with respect to the common stock offered under this prospectus will be passed upon for us by Miller & Martin LLP, Chattanooga, Tennessee.

EXPERTS

        The consolidated financial statements of HealthTronics Surgical Services, Inc. and Subsidiaries appearing in HealthTronics Surgical Services, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        Our Internet website is www.healthtronics.com. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, our SEC filings are available at the SEC's website (www.sec.gov).

Incorporation by Reference

        We will "incorporate by reference" information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter ended March 31, 2003
Current Reports on Form 8-K	April 8 and May 14, 2003

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the common stock.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthTronics Surgical Services, Inc. Attn: General Counsel 1841 West Oak Parkway, Suite A Marietta, Georgia 30062 (770) 419-0691

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following is an itemization of all fees and expenses incurred or expected to be incurred by the registrants in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$74.00
Printing expenses	5,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	1,000.00
Total	$26,074.00

        All of the above except the Securities and Exchange Commission registration fee are estimated and remain subject to future contingencies.

Item 15. Indemnification of Directors and Officers.

        The Company is organized under the laws of the State of Georgia and is governed by the Georgia Business Corporation Code, as in effect or hereafter amended ("Corporation Code"). Section 14-2-852 of the Corporation Code requires that the Company indemnify a director "who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding." Section 14-2-85 of the Corporation Code requires that a corporation indemnify officers under the same standard.

        Section 14-2-851 of the Corporation Code provides that the Company may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith; and (ii) the director or officer reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

        The Company's Articles of Incorporation provide that no director shall have any personal liability to the Company or its shareholders for monetary damages for breach of duty of care or the other duties of a director except (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. These provisions may limit the Company and its shareholders from holding a director personally liable for certain acts or omissions.

        The Company's Articles of Incorporation and Bylaws are incorporated by reference as exhibits to this registration statement and may be obtained electronically or on paper upon request.

        The Company maintains directors and officers liability insurance, which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 16. Exhibits.

        Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Marietta, State of Georgia, on July 7, 2003.

HEALTHTRONICS SURGICAL SERVICES, INC.
By:
Argil J. Wheelock, M.D. Chairman and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of HealthTronics Surgical Services, Inc., do hereby constitute and appoint Ted S. Biderman our true and lawful attorney and agent with the power of substitution to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all amendments, including post-effective amendments, thereto) and we do hereby ratify and confirm all that said attorney and agent or his respective substitute or substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on July 7, 2003 by the following persons in the capacities indicated.

Signature	Title
/s/ ARGIL J. WHEELOCK Argil J. Wheelock	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MARTIN J. MCGAHAN Martin J. McGahan	Chief Financial Officer (Principal Financial Officer)
/s/ VICTORIA W. BECK Victoria W. Beck	Chief Accounting Officer (Principal Accounting Officer)
/s/ JAMES R. ANDREWS James R. Andrews	Director
/s/ SCOTT A. COCHRAN Scott A. Cochran	Director
/s/ DONNY R. JACKSON Donny R. Jackson	Director

/s/ TIMOTHY J. LINDGREN Timothy J. Lindgren	Director
/s/ RUSSELL H. MADDOX Russell H. Maddox	Director

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended Articles of Incorporation of HealthTronics Surgical Services, Inc., incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (Reg. No. 000-30406)
3.2
Restated Bylaws of HealthTronics Surgical Services, Inc., incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (Reg. No. 000-30406)
5.1	Opinion of Miller & Martin LLP filed herewith.
10.1	Entity Interest Agreement between HealthTronics, Inc. and USL, incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.2
Distributorship Agreement between HealthTronics, Inc. and USL and amendments thereto, incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.3
Patent License Agreement dated June 3, 1995 between OssaTronics, Inc. and HMT High Medical Technologies GmbH along with amendments thereto, incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.3 (a)	Patent Purchase Agreement between VISSH Voennomedicinsky Institute and HMT, incorporated by reference to Exhibit 10.4 (a) to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.3 (b)
U.S. Patent Number 4,979,501 for a method and an apparatus for medical treatment of the pathological state of bones, incorporated by reference to Exhibit 10.4 (b) to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.3 (c)
Provisional Patent Application for the use of acoustic shock waves in the treatment of medical, dental and veterinary conditions, incorporated by reference to Exhibit 10.4 (c) to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.3 (d)
U.S. Patent Number 5,595,178 for a system and an apparatus for treatment of degenerative bone, incorporated by reference to Exhibit 10.4 (d) to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.3 (e)	Second Amendment to Patent License Agreement, incorporated by reference to Exhibit 10.4 (e) to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.4
Distributorship and Manufacturing Agreements between HealthTronics and HMT for both the OssaTron® (11/22/94) and the LithoTron® (1/24/96) and amendments to both agreements dated March 1, 1996 and August 7, 1996, incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.5	HealthTronics' 401(k) plan, incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.6
Agreement dated February 15, 1995 between OssaTronics, Inc., John Warlick, Argil Wheelock, MD, Karl-Heinz Restle and Scott A. Cochran, incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (Reg. No. 333-66977)
10.7	Manufacturing Agreement dated June 20, 1996 between HealthTronics and HMT, incorporated by reference to Exhibit 10.8 of Form SB-2 (Reg. No. 333-66977)

10.8	Employment Agreement with Ms. Beck, incorporated by reference to Exhibit 10.11 of Form SB-2 (Reg. No. 333-66977)
10.9	Employment Agreement with Dr. Wheelock, incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (Reg. No. 000-30406)
10.10	Employment Agreement with Mr. McGahan, incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (Reg. No. 000-30406)
10.11	Employment Agreement with Mr. Biderman incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
10.12
Credit Agreement between HealthTronics Surgical Services, Inc. and Bank of America, N.A., incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (Reg. No. 000-30406)
10.13
Lease Agreement between HealthTronics, Inc. and Prucrow Industrial Properties, L.P. dated January 27, 2000, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31,2000 (Reg. No. 000-30406)
10.14
First Amendment to Lease Agreement dated December 30, 2002 between HealthTronics, Inc. and LIT PC, L.P incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
10.15
Second Amendment to Lease Agreement dated February 21, 2003 between HealthTronics Surgical Services, Inc. and LIT PC, L.P incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
10.16	Deferred Compensation Plan for HealthTronics Surgical Services, Inc incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
23.1	Consent of Ernst & Young LLP filed herewith
23.2	Consent of Miller & Martin LLP (included with Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)
99.1	Letter from FDA dated 7/21/97 approving the PMA for the LithoTron® Lithotripsy System, subject to certain conditions, incorporated by reference to Exhibit 99.1 of Form SB-2 (Reg. No. 333-66977)
99.2
Letter from FDA dated 10/12/00 approving the PMA for the OssaTron® Orthopaedic Extracorporeal Shock Wave System, subject to certain conditions, incorporated by reference to Exhibit 99.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (Reg. No. 000-30406)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS